Exhibit 99.1

Nordstrom Reports Second Quarter 2021 Earnings, Raises Fiscal Year Outlook
•Broad-based improvement in sales trends at Nordstrom and Nordstrom Rack; strong Anniversary Sale performance
•Earnings reflected solid execution and improvements in sales, gross profit and expense
•Continued balance sheet strengthening, including repayment of $500 million unsecured notes
SEATTLE – August 24, 2021 – Nordstrom, Inc. (NYSE: JWN) today reported second quarter results, which reflected continued broad-based improvement in sales trends at Nordstrom and Nordstrom Rack across categories and geographies. The Company reported net earnings of $80 million or $0.49 per diluted share, with earnings before interest and taxes (“EBIT”) of $151 million.
For the second quarter ended July 31, 2021, net sales increased 101 percent from the same period in fiscal 2020 and decreased 6 percent from the same period in fiscal 2019, representing a sequential improvement of approximately 700 basis points relative to the first quarter of fiscal 2021. The timing shift of the annual Anniversary Sale, with roughly one week falling into the third quarter of 2021, had a negative impact of approximately 200 basis points on net sales compared with fiscal 2019. Adjusting for this timing shift, sales trends improved by approximately 900 basis points relative to the first quarter.
As consumers refreshed their wardrobes, the Company’s core categories of shoes, apparel and accessories experienced the largest improvement in sales trends relative to the first quarter. In addition, sales in active, home and designer categories continued to grow versus 2019.
“Our second quarter results demonstrate the strength of our two brands, the power of our ‘closer to you’ strategy and the success of our iconic Anniversary Sale,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “We capitalized on improving customer demand with focused execution, healthy inventory sell-through and continued expense management to deliver strong quarterly results. We remain focused on executing our strategy to win in our most important markets, broaden the reach of Nordstrom Rack and increase our digital velocity, and are well-positioned for continued progress toward our long-term strategic and financial goals as we look ahead to the second half of the year.”
Total Anniversary event sales increased 1 percent compared with 2019, including the final week of the event which fell in the third quarter. Traffic and sales trends were strong across both digital and stores as customers responded positively to expanded selection, better in-stock rates on top-selling items and enhanced capabilities including convenient pick-up options at Nordstrom and Nordstrom Rack stores.
“A compelling merchandise assortment, combined with new and differentiated services and experiences, contributed to strengthening customer engagement and improving financial results during our Anniversary Sale. We would like to extend our heartfelt thanks to our outstanding employees and brand partners for their contributions to a successful event,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc.
Nordstrom strengthened its financial position in July by retiring the $500 million unsecured 4.0% notes that were due in October 2021 using cash on hand. This will reduce annualized interest expense by $20 million, beginning in the third quarter of fiscal 2021. The Company remains on track to reduce its leverage ratio to approximately three times by year-end.
SECOND QUARTER 2021 SUMMARY
•Total Company net sales increased 101 percent compared with the same period in fiscal 2020, during which stores were temporarily closed for approximately half of the quarter and the Anniversary Sale temporarily shifted to the third quarter. Net sales decreased 6 percent relative to the same period in fiscal 2019, a sequential improvement of approximately 700 basis points relative to the first quarter of 2021. The timing shift of the Anniversary Sale, with approximately one week falling into the third quarter of 2021, had a negative impact on net sales of approximately 200 basis points compared with the second quarter of 2019.

•For the Nordstrom brand, net sales increased 127 percent compared with the same period in fiscal 2020, and decreased 5 percent compared with the same period in fiscal 2019. The timing shift of the Anniversary Sale had a negative impact on Nordstrom net sales of approximately 300 basis points compared with the second quarter of 2019. For the Nordstrom Rack brand, net sales increased 61 percent compared with the same period in fiscal 2020, and decreased 8 percent compared with the same period in fiscal 2019.
•Digital sales increased 30 percent compared with the same period in fiscal 2020 and increased 24 percent compared with the same period in fiscal 2019. The timing shift of the Anniversary Sale had a negative impact on Company digital sales of approximately 500 basis points compared with the second quarter of 2019. Digital sales represented 40 percent of total sales during the quarter.
•Gross profit, as a percentage of net sales, of 35 percent increased approximately 1,370 basis points compared with the same period in fiscal 2020, primarily due to leverage from higher net sales and lower markdowns. Gross profit, as a percentage of net sales, was flat compared with the same period in fiscal 2019, as lower markdowns resulting from healthy inventory sell-through offset deleverage on lower net sales.
•Ending inventory increased 13 percent compared with the same period in fiscal 2019, versus a 6 percent decrease in sales. The change in inventory levels versus 2019 was primarily due to the timing shift of the Anniversary Sale and the Company’s actions to pull forward receipts to mitigate continuing supply chain backlogs and support improving sales trends.
•Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 33 percent decreased approximately 1,350 basis points compared with the same period in fiscal 2020, primarily as a result of leverage on higher sales and the continued benefit of permanent reductions in overhead expenses of approximately 15 percent. SG&A expenses, as a percentage of net sales, increased 170 basis points compared with the same period in fiscal 2019 as a result of freight and labor cost pressures, partially offset by continued benefits from resetting the cost structure in 2020.
•EBIT was $151 million in the second quarter of 2021, compared with a loss of $370 million during the same period in fiscal 2020, primarily due to higher sales volume and improved merchandise margins. Last year’s loss included $23 million in pretax charges related to COVID-19. EBIT was $65 million lower than the second quarter of fiscal 2019 due to freight and labor cost pressures and lower sales volume, partially offset by continued benefits from resetting the cost structure in 2020.
•Interest expense, net, of $40 million decreased from $51 million during the same period in fiscal 2020 primarily as a result of the redemption of the 8.75% secured notes during the first quarter of fiscal 2021.
•Income tax expense was $31 million, or 28 percent of pretax earnings, compared with the income tax benefit of $166 million, or 40 percent of pretax loss, in the same period in fiscal 2020. Last year’s income tax included benefits associated with the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).
•Second quarter net income of $80 million increased from net loss of $255 million during the same period in fiscal 2020, which included after-tax COVID-19 related charges of $14 million.
•The Company ended the second quarter with $1.3 billion in available liquidity, including $487 million in cash.
FISCAL YEAR 2021 OUTLOOK
Based on better than expected results in the first half, and its expectations for continued progress in the second half, the Company updated its financial outlook for fiscal 2021 as follows:

	Prior Outlook	Current Outlook
Revenue growth, including retail sales and credit card revenues	More than 25 percent	More than 35 percent
EBIT margin, as percent of sales	Approximately 3 percent	3.0 to 3.5 percent
Income tax rate	Approximately 27 percent	Approximately 27 percent
Leverage ratio by year-end	Approximately 3x	Approximately 3x

CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss second quarter 2021 financial results and fiscal 2021 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13721946, until the close of business on August 31, 2021.
ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021 and its Form 10-Q for the fiscal quarter ended May 1, 2021.These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net sales	$3,565	$1,778	$6,486	$3,804
Credit card revenues, net	92	84	180	177
Total revenues	3,657	1,862	6,666	3,981
Cost of sales and related buying and occupancy costs	(2,332)	(1,406)	(4,351)	(3,216)
Selling, general and administrative expenses	(1,174)	(826)	(2,249)	(1,948)
Earnings (loss) before interest and income taxes[1]	151	(370)	66	(1,183)
Interest expense, net[2]	(40)	(51)	(177)	(85)
Earnings (loss) before income taxes	111	(421)	(111)	(1,268)
Income tax (expense) benefit	(31)	166	25	492
Net earnings (loss)[1,2]	$80	$(255)	$(86)	$(776)

Earnings (loss) per share:
Basic	$0.50	$(1.62)	$(0.54)	$(4.95)
Diluted[1,2]	$0.49	$(1.62)	$(0.54)	$(4.95)

Weighted-average shares outstanding:
Basic	159.0	157.2	158.7	156.8
Diluted	162.8	157.2	158.7	156.8

Percent of net sales:
Gross profit	34.6%	20.9%	32.9%	15.5%
Selling, general and administrative expenses	32.9%	46.5%	34.7%	51.2%
Earnings (loss) before interest and income taxes	4.2%	(20.8%)	1.0%	(31.1%)
1 In 2020, we incurred COVID-19 related charges, which reduced net earnings for the six months ended August 1, 2020 by $185 or $1.18 per diluted share. These charges consisted primarily of asset impairments from store closures, premium pay and benefits, and restructuring charges, which were slightly offset by credits from the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). In the second quarter of 2020, these charges reduced net earnings by $14 or $0.08 per diluted share, and consisted primarily of corporate asset impairments.
2 In 2021, we incurred charges related to our debt refinancing that increased interest expense by $88. Collectively, these charges reduced net earnings for the six months ended July 31, 2021 by $64 or $0.41 per diluted share.

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	July 31, 2021	January 30, 2021	August 1, 2020
Assets
Current assets:
Cash and cash equivalents	$487	$681	$991
Accounts receivable, net	317	245	146
Merchandise inventories	2,182	1,863	1,466
Prepaid expenses and other	475	853	802
Total current assets	3,461	3,642	3,405

Land, property and equipment (net of accumulated depreciation of $7,471, $7,159 and $6,843)	3,573	3,732	3,845
Operating lease right-of-use assets	1,532	1,581	1,655
Goodwill	249	249	249
Other assets	415	334	381
Total assets	$9,230	$9,538	$9,535

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit	$—	$—	$500
Accounts payable	1,961	1,960	1,298
Accrued salaries, wages and related benefits	487	352	288
Current portion of operating lease liabilities	238	260	272
Other current liabilities	1,170	1,048	1,284
Current portion of long-term debt	—	500	—
Total current liabilities	3,856	4,120	3,642

Long-term debt, net	2,849	2,769	3,266
Non-current operating lease liabilities	1,619	1,687	1,782
Other liabilities	638	657	671

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 158.9, 157.8 and 157.1 shares issued and outstanding	3,245	3,205	3,168
Accumulated deficit	(2,916)	(2,830)	(2,916)
Accumulated other comprehensive loss	(61)	(70)	(78)
Total shareholders’ equity	268	305	174
Total liabilities and shareholders’ equity	$9,230	$9,538	$9,535

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Six Months Ended
	July 31, 2021	August 1, 2020
Operating Activities
Net loss	$(86)	$(776)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	321	342
Asset impairment	—	137
Right-of-use asset amortization	90	85
Deferred income taxes, net	17	(67)
Stock-based compensation expense	45	33
Other, net	80	11
Change in operating assets and liabilities:
Accounts receivable	(72)	49
Merchandise inventories	(189)	397
Prepaid expenses and other assets	314	(534)
Accounts payable	(88)	(49)
Accrued salaries, wages and related benefits	137	(219)
Other current liabilities	123	98
Lease liabilities	(156)	(103)
Other liabilities	9	5
Net cash provided by (used in) operating activities	545	(591)

Investing Activities
Capital expenditures	(217)	(228)
Other, net	(13)	17
Net cash used in investing activities	(230)	(211)

Financing Activities
Proceeds from revolving line of credit	200	800
Payments on revolving line of credit	(200)	(300)
Proceeds from long-term borrowings	675	600
Principal payments on long-term borrowings	(1,100)	—
Increase (decrease) in cash book overdrafts	6	(84)
Cash dividends paid	—	(58)
Proceeds from issuances under stock compensation plans	7	11
Tax withholding on share-based awards	(13)	(8)
Make-whole payment and other, net	(86)	(12)
Net cash (used in) provided by financing activities	(511)	949

Effect of exchange rate changes on cash and cash equivalents	2	(9)
Net (decrease) increase in cash and cash equivalents	(194)	138
Cash and cash equivalents at beginning of period	681	853
Cash and cash equivalents at end of period	$487	$991

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Nordstrom brand includes Nordstrom.com, TrunkClub.com, Nordstrom-branded U.S. stores, Canada, which includes Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores, and Nordstrom Local. Our Nordstrom Rack brand includes Nordstromrack.com, Nordstrom Rack-branded U.S. stores, Last Chance clearance stores and, prior to the first quarter of 2021, HauteLook.com. The following table summarizes net sales for the quarter and six months ended July 31, 2021, compared with the quarter and six months ended August 1, 2020:

	Quarter Ended		Six Months Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net sales:
Nordstrom	$2,417	$1,066	$4,270	$2,423
Nordstrom Rack	1,148	712	2,216	1,381
Total net sales	$3,565	$1,778	$6,486	$3,804

Net sales increase (decrease):
Nordstrom	126.7%	(57.9%)	76.3%	(48.0%)
Nordstrom Rack	61.4%	(43.0%)	60.4%	(44.1%)
Total Company	100.5%	(53.0%)	70.5%	(46.6%)

Digital sales as % of total net sales[1]	40%	61%	42%	57%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool, such as Nordstrom Trunk Club or Style Board. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also include a reserve for estimated returns.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of return on assets to Adjusted ROIC:

	Four Quarters Ended
	July 31, 2021	August 1, 2020
Net earnings (loss)	$1	$(458)
Less: income tax benefit	(72)	(375)
Add: interest expense	274	149
Earnings (loss) before interest and income tax expense	203	(684)

Add: operating lease interest[1]	92	98
Adjusted net operating income (loss)	295	(586)

(Less) Add: estimated income tax (benefit) expense	(300)	264
Adjusted net operating loss after tax	$(5)	$(322)

Average total assets	$9,489	$9,850
Less: average deferred property incentives in excess of right-of-use (ROU) assets[2]	(255)	(296)
Less: average non-interest bearing current liabilities	(3,267)	(3,267)
Average invested capital	$5,967	$6,287

Return on assets[3]	0.0%	(4.6%)
Adjusted ROIC[3]	(0.1%)	(5.1%)
1 We add back the operating lease interest to reflect how we manage our business. Operating lease interest is a component of operating lease cost recorded in occupancy costs.
2 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities and reduce average total assets, as this better reflects how we manage our business.
3 COVID-19 related charges for the four quarters ended August 1, 2020 negatively impacted return on assets by approximately 190 basis points and Adjusted ROIC by approximately 270 basis points for the four quarters ended August 1, 2020.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings (loss) before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness that could impact our credit rating and borrowing costs. This metric is calculated in accordance with our Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases. Our goal is to manage debt levels to maintain an investment-grade credit rating while operating with an efficient capital structure.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of debt to net earnings to Adjusted Debt to EBITDAR:

July 31, 2021
Debt	$2,849
Add: estimated capitalized operating lease liability[1]	1,350
Adjusted Debt	$4,199

Four Quarters Ended July 31, 2021
Net earnings	$1
Less: income tax benefit	(72)
Add: interest expense, net	273
Adjusted earnings before interest and income taxes	$202

Add: depreciation and amortization expenses	650
Add: rent expense, net[2]	225
Add: other Revolver covenant adjustments[3]	1
Adjusted EBITDAR	$1,078

Debt to Net Earnings	2,849.0
Adjusted Debt to EBITDAR	3.9
1 Based upon the estimated lease liability as of the end of the period, calculated as the trailing four quarters of rent expense multiplied by six, a method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property and is calculated under the previous lease standard, consistent with our Revolver covenant calculation requirements. The estimated lease liability is not calculated in accordance with, nor an alternative for, GAAP and should not be considered in isolation or as a substitution for our results reported under GAAP.
2 Rent expense, net of amortization of developer reimbursements, is added back for consistency with our Revolver covenant calculation requirements, and is calculated under the previous lease standard.
3 Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income and certain non-cash charges where relevant.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by (used in) operating activities. The following is a reconciliation of net cash provided by (used in) operating activities to Free Cash Flow:

	Six Months Ended
	July 31, 2021	August 1, 2020
Net cash provided by (used in) operating activities	$545	$(591)
Less: capital expenditures	(217)	(228)
Add (Less): change in cash book overdrafts	6	(84)
Free Cash Flow	$334	$(903)

NORDSTROM, INC.
ADJUSTED EBITDA (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted earnings (loss) before interest, income taxes, depreciation and amortization (“EBITDA”) is one of our key financial metrics to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
Adjusted EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net loss to Adjusted EBITDA:

	Six Months Ended
	July 31, 2021	August 1, 2020
Net loss	$(86)	$(776)
Less: income tax benefit	(25)	(492)
Add: interest expense, net	177	85
Earnings (loss) before interest and income taxes	66	(1,183)

Add: depreciation and amortization expenses	321	342
Less: amortization of developer reimbursements	(40)	(42)
Add: asset impairments	—	137
Adjusted EBITDA	$347	$(746)

INVESTOR CONTACT:	Heather Hollander
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
NordstromPR@Nordstrom.com